Exhibit 99.1

RealD Inc. Reports Second Quarter Fiscal Year 2015 Financial Results

•                                         Licensing revenue of $31.8 million increased 3% year-over-year

•                                         Adjusted EBITDA of $17.6 million increased 28% year-over-year

•                                         Free cash flow more than doubled to $23.4 million for the three months ended September 30, 2014

LOS ANGELES (November 3, 2014) - Global visual technology company RealD Inc. (NYSE: RLD) today announced financial results for its second quarter of fiscal 2015 ended September 30, 2014.

“We are pleased with our fiscal second quarter results, which reflect modest growth in licensing revenues coupled with strong increases in Adjusted EBITDA and free cash flow,” commented Michael V. Lewis, Chairman and Chief Executive Officer of RealD.  “Our performance reflects broader box office improvement, continued stabilization in global 3D percentages and previously enacted cost cutting measures.  We are pleased with our efforts to support 3D viewership and continue to work with our studio and exhibitor partners to optimize 3D performance across our platform.”

Mr. Lewis continued, “Over the past year, we have evaluated all aspects of our business and are in the process of taking additional steps designed to enhance shareholder value.  As part of this effort, we are actively evaluating alternatives, in consultation with our outside advisors, for restructuring our R&D efforts: Consumer, Laser, Screen and RealD TrueImageTM. We expect the outcome of this process to result in a further streamlining of our organization and efficiencies in our cost structure.”

RealD management and its Board of Directors believe the value of its business will benefit from the strength of its cinema platform and upcoming film slate, the value inherent in its IP portfolio, and the changes being made to further reduce operating expenses and capital expenditures.  The Company strongly believes that the aforementioned actions will enhance value for all RealD shareholders.  Accordingly, the RealD Board, in consultation with outside financial and legal advisors, has carefully reviewed the unsolicited indication of interest from Starboard Value LP and unanimously determined not to pursue it.

Second Quarter Fiscal 2015 Financial Highlights

•                   Total revenue was $47.4 million, comprised of license revenue of $31.8 million and product and other revenue of $15.6 million. For the second quarter of fiscal 2014, total revenue was $43.9 million, comprised of license revenue of $31.0 million and product and other revenue of $12.9 million.

•                   China license revenue represented 11% of total worldwide license revenue, up from 9% for the second fiscal quarter of 2014.

•                   GAAP net loss attributable to common stockholders was $1.6 million, or $0.03 per share, compared to GAAP net loss attributable to common stockholders of $4.7 million, or $0.09 per diluted share, for the second quarter of fiscal 2014.

•                   Adjusted EBITDA was $17.6 million, compared to $13.7 million for the second quarter of fiscal 2014.

•                   Adjusted EBITDA is defined within the section of this press release entitled “Use of Non-GAAP Financial Measures,” which includes a reconciliation to its most comparable GAAP measure, net income (loss).

Six-Months Fiscal 2015 Financial Highlights

•                   Total revenue was $102.8 million, comprised of license revenue of $67.8 million and product and other revenue of $35.0 million. For the six months ended September 30, 2013, total revenue was $103.1 million, comprised of license revenue of $68.3 million and product and other revenue of $34.8 million.

•                   China license revenue represented 13% of total worldwide license revenue, up from 8% for the six months ended September 30, 2013.

•                   GAAP net income attributable to common stockholders was $3.9 million, or $0.08 per share, compared to GAAP net loss attributable to common stockholders of $6.2 million, or $0.13 per diluted share, for the six months ended September 30, 2013.

•                   Adjusted EBITDA was $40.5 million, compared to $29.7 million for the six months ended September 30, 2013.

•                   Adjusted EBITDA is defined within the section of this press release entitled “Use of Non-GAAP Financial Measures,” which includes a reconciliation to its most comparable GAAP measure, net income (loss).

Cash Flows and Balance Sheet Highlights

•                   For the six months ended September 30, 2014, cash inflow from operating activities was $32.9 million and total capital expenditures were $10.9 million, resulting in positive free cash flow of $22.0 million.

•                   Free cash flow is defined within the section of this press release entitled “Use of Non-GAAP Financial Measures,” which includes a reconciliation to its most comparable GAAP measure, net cash provided by operating activities.

•                   As of September 30, 2014, cash and cash equivalents were $49.9 million and total debt was $33.6 million.

Key Metrics

•                   Estimated box office generated on RealD-enabled screens(1) in the second quarter of fiscal 2015 was $618 million ($274 million domestic, $344 million international).  In the second quarter of fiscal 2014, estimated box office generated on RealD-enabled screens was $582 million ($253 million domestic, $329 million international).

•                   Nine 3D films were released in the second quarter of fiscal 2015, compared to 11 3D films in the second quarter of fiscal 2014.  These figures reflect the number of 3D films released domestically during the periods.

•                   International markets generated 67% of license revenue and 33% of product and other revenue in the second quarter of fiscal 2015.

•                   As of September 30, 2014, RealD had deployed approximately 26,000 RealD-enabled screens, an increase of 7% from approximately 24,200 screens as of September 30, 2013, and an increase of 800 screens (100 domestic, 700 international), or 3%, from approximately 25,200 screens as of March 31, 2014.

•                   As of September 30, 2014, RealD had approximately 13,500 domestic screens at approximately 3,000 domestic theater locations and approximately 12,500 international screens at approximately 3,060 international theater locations.

(1)         Estimated domestic box office on RealD-enabled screens represents the estimated 3D box office generated on RealD-enabled domestic screens. Estimated international box office on RealD-enabled international screens is the estimated 3D box office generated on RealD-enabled international screens.  RealD’s estimates of box office on RealD-enabled screens rely on box office tracking data.  International box office reflects RealD’s estimates of international box office generated on RealD-enabled screens in 19 foreign countries where box office tracking is available. RealD estimates these countries represent approximately 85% of RealD’s international license revenues. The 19 foreign countries do not include China.

3D Theatrical Release Schedule for the Last Two Quarters of Fiscal 2015 and First Two Quarters of Fiscal 2016

(As of November 3, 2014 – Domestic)

Fiscal Q3 2015	Film	Domestic Release Date
(ending 12/31/14)	Book of Life	10/17/2014
	Big Hero 6	11/7/2014
	The Penguins of Madagascar	11/26/2014
	Exodus: Gods and Kings	12/12/2014
	The Hobbit: The Battle of the Five Armies	12/17/2014

Fiscal Q4 2015	Film	Domestic Release Date
(ending 3/31/15)	Jupiter Ascending	2/6/2015
	Seventh Son	2/6/2015
	The SpongeBob Movie: Sponge Out of Water	2/6/2015
	Insurgent	3/20/2015
	Home	3/27/2015

Fiscal Q1 2016	Film	Domestic Release Date
(ending 6/30/15)	Avengers: Age of Ultron	5/1/2015
	Mad Max: Fury Road	5/15/2015
	Monster Trucks	5/29/2015
	B.O.O.: Bureau of Otherworldly Operations	6/5/2015
	San Andreas	6/5/2015
	Jurassic World	6/12/2015
	Inside Out	6/19/2015

Fiscal Q2 2016	Film	Domestic Release Date
(ending 9/30/15)	Minions	7/10/2015
	Ant-Man	7/17/2015
	Pan	7/17/2015
	Pixels	7/24/2015
	The Fantastic Four	8/7/2015
	Everest	9/18/2015
	Hotel Transylvania 2	9/25/2015

 Sources: Rentrak and imdb.com.

Conference Call Information

Members of RealD’s management will host a conference call to discuss RealD’s financial results for the second quarter of fiscal 2015, beginning at 4:30 pm ET (1:30 pm PT), today, November 3, 2014. To access the call via telephone, interested parties should dial (855) 769-4820 (U.S.) or (407) 374-0083 (International) ten minutes prior to the start time and use conference ID 15798923.

The conference call will also be broadcast live over the Internet, hosted at the Investor Relations section of RealD’s website at www.reald.com.  An archived replay of the call will be available via webcast at www.reald.com or by dialing (855) 859-2056, or (404) 537-3406 for international callers. The conference ID for the telephone replay is 15798923.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements, including but not limited to: statements concerning anticipated future financial and operating performance; our expectations regarding demand for and acceptance of our technologies and our ability to successfully commercialize our technologies within a particular timeframe, if at all; our ability to continue to derive substantial revenue from the licensing of our 3D technologies for use in the motion picture industry; 3D motion picture releases and conversions scheduled for fiscal 2015 ending March 31, 2015 and beyond, their commercial success and consumer preferences, that, in recent periods, have trended in favor of 2D over 3D in some motion pictures in domestic and international markets; our ability to increase our revenues and the number of RealD-enabled screens in domestic and international markets and our market share; our ability to supply our solutions to our customers on a timely basis; our relationships with our exhibitor and studio partners and the business model for 3D eyewear in North America; the process of evaluating alternatives regarding our research and development activities, including any anticipated changes in organization structure or the realization of further reductions in cost structure as a result; market and industry growth opportunities and trends in the market in which we operate, including growth in 3D content; our plans, strategies and expected opportunities; the deployment of and demand for our products and products incorporating our technologies; competitive pressures in domestic and international cinema markets impacting license and product revenues; and our ability to execute and achieve anticipated savings or other benefits from our cost reduction efforts.

These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.  RealD’s Annual Report on Form 10-K for the twelve months ended March 31, 2014 and other documents filed with the SEC include a more detailed discussion of the risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements.

RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Measures

To supplement RealD’s financial statements presented on a GAAP basis, RealD provides Adjusted EBITDA and free cash flow as supplemental measures of its performance.  RealD defines Adjusted EBITDA as net income (loss) plus expenses for interest, income taxes, depreciation, amortization, impairment and stock-based compensation plus net foreign exchange loss (gain) plus expenses comprising the non-U.S. GAAP category “restructuring charges, severance costs and reserves” as defined in RealD’s Credit Agreement.  RealD defines free cash flow as net cash provided by operating activities less total capital expenditures in a given period (e.g., purchases of cinema systems and property and equipment on a combined basis).

RealD presents Adjusted EBITDA in reporting its financial results to provide investors with additional tools to evaluate RealD’s operating results in a manner that focuses on what RealD’s management believes to be its ongoing business operations.  RealD presents free cash flow to provide investors a metric for our capacity to generate cash from our operating and investing activities to sustain our operating activities.  RealD’s management does not itself, nor does it suggest that investors should, consider any such Non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  Adjusted EBITDA and free cash flow are used by management for planning purposes, including: the preparation of internal budgets, forecasts and strategic plans; in analyzing the effectiveness of business strategies; to evaluate potential acquisitions; in making compensation decisions; and in communications with its Board of Directors concerning financial performance. Because not all companies use identical calculations, RealD’s presentation of Adjusted EBITDA and free cash flow may not be comparable to similarly titled measures of other companies.  Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  Our definition of Adjusted EBITDA for financial reporting purposes aligns with the Adjusted EBITDA definition under our Credit Agreement.

About RealD Inc.

RealD is a leading global licensor of 3D and other visual technologies.  RealD’s extensive intellectual property portfolio is and can be used in applications that enable a premium viewing experience in the theater, the home and elsewhere.  RealD’s core business is the licensing of RealD Cinema Systems and the product sale of RealD eyewear to motion picture exhibitors to enable a premium viewing experience for 3D motion pictures and alternative 3D content in the theater.

RealD was founded in 2003 and has offices in Beverly Hills, California; Boulder, Colorado; London, United Kingdom; Moscow, Russia; Shanghai, China; Hong Kong; Tokyo, Japan; and Rio de Janeiro, Brazil.  For more information, please visit our website at www.reald.com.

© 2014 RealD Inc.  All Rights Reserved.

Investor Contact:

Andrew Greenebaum / Laura Bainbridge

310-829-5400

investors@reald.com

Media Contact:

Will Hammond

424-702-4758

whammond@reald.com

RealD Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended		Six months ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013

Revenue:
License	$31,834	$30,976	$67,807	$68,282
Product and other	15,578	12,953	34,984	34,866
Total revenue	47,412	43,929	102,791	103,148
Cost of revenue:
License	11,613	11,691	22,510	22,509
Product and other	10,892	12,332	25,391	32,552
Total cost of revenue	22,505	24,023	47,901	55,061
Gross profit	24,907	19,906	54,890	48,087
Operating expenses:
Research and development	6,425	4,685	10,215	10,229
Selling and marketing	5,414	6,115	11,205	13,453
General and administrative	11,168	11,950	23,512	26,372
Total operating expenses	23,007	22,750	44,932	50,054
Operating income (loss)	1,900	(2,844)	9,958	(1,967)
Interest expense, net	(455)	(751)	(885)	(1,240)
Other income (loss)	(1,336)	483	(1,176)	274
Income (loss) before income taxes	109	(3,112)	7,897	(2,933)
Income tax expense	1,676	1,552	3,963	3,267
Net income (loss)	(1,567)	(4,664)	3,934	(6,200)
Net loss attributable to noncontrolling interest	—	13	—	15
Net income (loss) attributable to RealD Inc. common stockholders	$(1,567)	$(4,651)	$3,934	$(6,185)

Earnings (loss) per common share:
Basic	$(0.03)	$(0.09)	$0.08	$(0.13)
Diluted	$(0.03)	$(0.09)	$0.08	$(0.13)

Shares used in computing earnings (loss) per common share:
Basic	49,783	49,260	49,828	49,479
Diluted	49,783	49,260	51,962	49,479

RealD Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2014	March 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$49,903	$28,800
Accounts receivable, net	40,600	48,422
Inventories	7,704	9,109
Deferred costs – eyewear	56	149
Prepaid expenses and other current assets	4,975	5,197
Total current assets	103,238	91,677
Property and equipment, net	22,974	22,491
Cinema systems, net	96,106	106,792
Goodwill	10,657	10,657
Other intangibles, net	5,518	6,154
Deferred income taxes	4,571	4,571
Other assets	7,925	4,840
Total assets	$250,989	$247,182
Liabilities and equity
Current liabilities:
Accounts payable	$8,414	$12,470
Accrued expenses and other liabilities	22,332	21,896
Deferred revenue	6,673	8,143
Income taxes payable	903	1,790
Deferred income taxes	4,292	4,288
Current portion of Credit Agreement	7,460	12,500
Total current liabilities	50,074	61,087
Credit Agreement, net of current portion	26,110	23,750
Deferred revenue, net of current portion	4,937	6,465
Other long-term liabilities	4,297	5,046
Total liabilities	85,418	96,348

Commitments and contingencies

Equity (deficit)

Common stock	363,553	352,913
Accumulated deficit	(197,829)	(201,763)
Accumulated other comprehensive income	425	262
Total RealD Inc. stockholders’ equity	166,149	151,412
Noncontrolling interest	(578)	(578)
Total equity	165,571	150,834

Total liabilities and equity	$250,989	$247,182

RealD Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six months ended
	September 30, 2014	September 30, 2013
Cash flows from operating activities
Net income (loss)	$3,934	$(6,200)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,223	19,764
Deferred income tax	4	(3)
Non-cash interest expense	126	140
Non-cash stock compensation	8,233	9,118
Gain on sale of digital projectors	—	(18)
Loss on disposal of property and equipment	(41)	—
Impairment of long-lived assets and related purchase commitments	1,468	2,783
Changes in operating assets and liabilities:
Accounts receivable	7,822	2,621
Inventories	1,405	(3,626)
Prepaid expenses and other current assets	237	(1,834)
Deferred costs - eyewear	93	433
Other assets	(2,316)	127
Accounts payable	(4,042)	(11,420)
Accrued expenses and other liabilities	436	(1,512)
Other long-term liabilities	(749)	229
Income taxes receivable/payable	902	464
Deferred revenue	(2,998)	(3,118)
Net cash provided by operating activities	32,933	7,948

Cash flows from investing activities
Purchases of property and equipment	(3,448)	(3,343)
Purchases of cinema systems and related components	(7,456)	(13,044)
Proceeds from sale of property and equipment	79	70
Net cash used in investing activities	(10,825)	(16,317)

Cash flows from financing activities
Proceeds from Credit Agreement	37,300	37,500
Repayments on Credit Agreement	(39,980)	(20,000)
Payments of debt issuance costs	(895)	—
Proceeds from exercise of stock options	2,116	1,079
Proceeds from employee stock purchase plan	291	303
Purchases of treasury stock	—	(7,511)
Net cash provided (used) by financing activities	(1,168)	11,371
Effect of currency exchange rate changes on cash and cash equivalent	163	205
Net increase in cash and cash equivalents	21,103	3,207
Cash and cash equivalents, beginning of period	28,800	31,020
Cash and cash equivalents, end of period	$49,903	$34,227

RealD Inc.

Schedule of Non-GAAP Reconciliations

(In thousands)

(Unaudited)

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three months ended		Six months ended
	September 30,	September 30,	September 30,	September 30,
(in thousands)	2014	2013	2014	2013
Net income (loss)	$(1,567)	$(4,664)	$3,934	$(6,200)
Add (deduct):
Interest expense, net	455	751	885	1,240
Income tax expense	1,676	1,552	3,963	3,267
Depreciation and amortization	10,410	10,210	20,223	19,764
Other (income) loss (1)	1,336	(483)	1,176	(274)
Share-based compensation expense (2)	4,262	4,473	8,233	9,118
Impairment of assets and intangibles (3)	452	1,832	1,468	2,783
Cost reduction plan (4)	532	—	603	—
Adjusted EBITDA (5)	$17,556	$13,671	$40,485	$29,698

(1)         Includes gains and losses from foreign currency exchange and foreign currency forward contracts.

(2)         Represents share-based compensation expense of nonstatutory and incentive stock options and restricted stock units and employee stock purchase plan to employees, officers and directors.

(3)         Represents impairment of long-lived assets, such as fixed assets, theatrical equipment and related purchase commitments and identifiable intangibles.

(4)         Expenses comprising the non-U.S. GAAP category “restructuring charges, severance costs and reserves” as defined in RealD’s Credit Agreement.

(5)         Aligns with the Adjusted EBITDA definition under RealD’s credit facility.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Six months ended
	September 30, 2014	September 30, 2013
(in thousands)
Net cash provided by operating activities	$32,933	$7,948
Proceeds from sale of property and equipment	(3,448)	(3,343)
Purchases of cinema systems and related components	(7,456)	(13,044)
Free cash flow	$22,029	$(8,439)